EXHIBIT 99.2


                        OCCIDENTAL PETROLEUM CORPORATION

                                 STEPHEN CHAZEN
                           CHIEF FINANCIAL OFFICER AND
                EXECUTIVE VICE PRESIDENT - CORPORATE DEVELOPMENT

                               - CONFERENCE CALL -
                    SECOND QUARTER 2003 EARNINGS ANNOUNCEMENT

                                  JULY 22, 2003
                             Los Angeles, California


     Good morning, and thank you for joining us.

     If you would like a copy of the press release announcing our second quarter earnings, along with the Investor Relations Supplemental Schedules, you can find them on our website www.oxy.com or through the SEC's EDGAR system.

     Reported and core earnings for the second quarter were $374 million, or $0.98 per share, compared with $241 million, or $0.64 per share in the second quarter of 2002. The improvement was driven mainly by higher energy prices and increased oil and gas production.

     o Oil and gas production for the quarter averaged 544,000 barrels of oil equivalent compared to 512,000 barrels in last year's second quarter. For the first half of this year, worldwide production was up by 4 percent compared to last year - from 518,000 to 538,000 BOE per day.

     For the first half of this year, core earnings were $807 million, or $2.12 per share compared to $364 million, or $0.97 per share, during the first half of 2002.


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     On a segment basis, oil and gas second quarter earnings were $637 million, compared to $421 million during the same period a year ago. As I noted earlier, the increase was due primarily to higher prices and increased production.

     We recorded an after-tax gain of $14 million resulting from Apache Corporation exercising its option to purchase Oxy's remaining interest in a subsidiary holding assets in the Continental Shelf in the Gulf of Mexico. Oxy's only remaining interest in the Gulf of Mexico is its one-third interest in the deep water Horn Mountain operation.

     Chemical segment earnings were $43 million compared to second quarter 2002 earnings of $34 million. Our core chemical business earnings of $78 million for the first half exceeds last year's first half earnings by $75 million. Included in the second quarter chemical results was $15 million in severance expenses resulting from a significant reorganization of our chemical business that was focused on reducing overhead as well as a $9 million write-off of certain assets at our Niagara Falls chemical plant.

     Corporate "Other" includes a $15 million loss attributable to our equity investments and $13 million in environmental remediation charges.

     The net effect of the gain from the Apache transaction, the severance and environmental charges and the plant write-off was an after-tax charge of $10 million, or about 3-cents per share.

     Cash flow from operations for the first half of the year was approximately $1.4 billion.

     Turning to the balance sheet at the end of the quarter, we increased shareholder equity to $7.1 billion, or $382 million higher than at the end of the first quarter. During the first half of the year, shareholder equity


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increased by a total of $736 million, an increase of 12 percent above the year-end 2002 level.

     Our balance sheet was impacted by the adoption of the new accounting rule known as FIN 46 which applies to variable interest entities. We implemented this rule change a quarter earlier than required which resulted in the consolidation of our ownership interest in the OxyMar VCM plant on our balance sheet. During the quarter we paid off $105 million in revolving credit and purchased a lease on the La Porte, Louisiana PVC facility for approximately $180 million. The net effect of the FIN 46 consolidation was that it added $56 million in public OxyMar bonds to our balance sheet.

     Our debt-to-total capitalization was down to 40 percent at the end of the quarter, compared to 41 percent at the end of the first quarter and 43 percent at the end of last year. This brings us within our target range of 35 to 40 percent.

     Through year-end, our potential for additional debt reduction is limited to $44 million because there are no other maturities or callable debt. We have $454 million in 8.16 percent Trust Preferred Securities callable at par in the fourth quarter, but they're not redeemable until January.

     During the quarter both Fitch and Standard & Poor's upgraded our debt rating to BBB+ and Moody's announced they were reviewing our BAA2 credit rating for possible upgrade.

     Capital spending for the quarter was $493 million and $791 for the first half, including the $180 million lease buyout and $44 million for the buyout of chemical railcar leases in the first quarter. Excluding the lease buyouts, we expect total spending for the year to be approximately $1.4


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billion - with oil and gas accounting for about 90 percent of the expenditures.

     As we look ahead in the current quarter:

     o We expect oil and gas production to remain at about the same as the second quarter. This could vary slightly due to price-driven adjustments in the volumes under our production sharing contracts in Oman, Qatar, Yemen and THUMS. In addition, our Colombia production is always difficult to forecast. Dale Laurance will have more to say about our oil and gas production outlook.

     o    We expect exploration expense for the quarter to be about $35 million.

     o We see no sign of an upturn in chemical markets since business remains sluggish. We therefore expect third quarter chemical earnings to be in the $30 to $45 million range.

     o We expect third quarter interest expense to be approximately $70 million. That includes the quarterly payment on our Trust Preferred Securities.

     o A $1.00 per barrel change in oil prices impacts segment quarterly earnings by about $30 million. The WTI price in the second quarter was $28.89. A swing of 10-cents per million BTUs in gas prices has a $5 million impact on quarterly oil and gas earnings. The NYMEX gas price for the second quarter was $5.83.

     o We expect our tax rate to be in the same range as the 32 percent rate for the second quarter. Let me add that our reported oil and gas earnings are after foreign taxes so the 32 percent rate applies


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          only to U.S. taxes - with our overall effective tax rate at approximately 45 percent.

     o We currently own approximately 36 million shares of Lyondell Chemical Company. As we look ahead in the quarter, we don't have an estimate for their results, but it appears to us that their markets are weak.

     Now I'd like to turn the conference call over to Oxy's president and CEO of the oil and gas segment, Dale Laurance.


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                        OCCIDENTAL PETROLEUM CORPORATION

                                DALE R. LAURANCE
                                    PRESIDENT

                               - CONFERENCE CALL -
                    SECOND QUARTER 2003 EARNINGS ANNOUNCEMENT

                                  JULY 22, 2003
                             Los Angeles, California


     Thank you, Steve.

     For the second consecutive quarter, our worldwide oil and natural gas production hit a record high. The 544,000 barrels of oil equivalent per day of production in the second quarter exceeded our record first quarter rate by 12,000 barrels per day. Our average production for the first six months was 538,000 BOE per day and keeps us on track to meet or exceed our forecast of 535,000 BOE per day for the year.

     Our domestic operations account for most of the growth. Since acquiring Altura and THUMS in 2000, our domestic oil and gas production through the second quarter has been growing at an average annual rate of 7 percent.

     The major increases have come from the Permian Basin and new production from Horn Mountain in the deep water Gulf of Mexico.

     Our Permian production is up by 9,000 BOE per day over the first quarter rate, due primarily to the acquisition of additional producing properties in mid-April this year. Our total Permian production for the quarter was 173,000 BOE per day, or 32 percent of our worldwide total.

     Our newest operation at Horn Mountain came on stream last December and averaged nearly 22,000 BOE per day in the second quarter.


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     California accounted for 123,000 BOE per day, or 23 percent of our second quarter worldwide production. As expected, natural gas production from California is declining as we continue to blow down the Elk Hills gas cap, but sound technical work extended the production peak and slowed the decline rate. During the second quarter, our California gas production averaged 252 million cubic feet per day compared to 262 million cubic feet per day in the first quarter and 286 million cubic feet per day in 2002.

     Our international production for the quarter of 200,000 BOE per day was 6 percent higher than our 2002 rate. The startup of the new trans-Ecuadorian pipeline later this quarter will add to the rate of increase.

     All our oil and gas assets are performing well, and we expect to meet or exceed our production forecast of 535,000 BOE per day for the year.

     Thank you, and now we're ready to answer your questions.


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See the "Investor Relations Supplemental Schedules" for the reconciliation of non-GAAP items.
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Statements in this presentation that contain words such as "will" or "expect", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations, and supply/demand considerations, for oil, gas and chemicals; higher-than-expected costs; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. Occidental disclaims any obligation to update any forward-looking statements. The United States Securities and Exchange Commission (SEC) permits oil and natural gas companies, in their filings with the SEC, to disclose only proved reserves demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. We use certain terms in this presentation, such as probable, possible and recoverable reserves, that the SEC's guidelines strictly prohibit us from using in filings with the SEC. U.S. investors are urged to consider carefully the disclosure in our form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.
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